As filed pursuant to Rule 424(b)(5)
Registration No. 333-285148

Supplement No. 2 dated May 22, 2026

To prospective supplement dated February 26, 2025

(To Prospectus dated February 21, 2025)

$500,000,000

Common Stock

9.00% Series A Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

This Supplement No. 2 (this “Second Supplement”) is being filed to supplement certain information in the prospectus supplement dated and filed with the Securities and Exchange Commission (“SEC”) on February 26, 2025 (the “Prospectus Supplement”), as supplemented by Supplement No. 1 dated and filed with the SEC on May 13, 2025 (the “First Supplement”), and the base prospectus dated February 21, 2025 (the “Base Prospectus” and, collectively with the Prospectus Supplement and the First Supplement, the “Original Prospectus”), relating to the offer and sale, from time to time, of shares of our common stock, par value $0.001 per share (“common stock”), and shares of our 9.00% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), having an aggregate offering price of up to $500,000,000, pursuant to separate equity distribution agreements (as amended from time to time, collectively, the “equity distribution agreements”), dated May 24, 2024 with each of BTIG, LLC, Jefferies LLC, Piper Sandler & Co. and Roth Capital Partners, LLC (or certain of their respective affiliates) and dated Mary 13, 2025 with each of Stifel, Nicolaus & Company, Incorporated and A.G.P./Alliance Global Partners (“A.G.P.”), acting in their capacities as sales agents (“Sales Agents”), and in certain cases in their capacities as forward sellers or forward purchasers, in each case as described in the Original Prospectus. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Original Prospectus. This Second Supplement should be read in conjunction with the Original Prospectus. Except as set forth herein, the Original Prospectus remains unchanged. If there is any inconsistency between the information in the Original Prospectus and this Second Supplement, you should rely on the information in this Second Supplement.

On May 22, 2026, we entered into an ATM Advance Agreement (the “Agreement”) with A.G.P., pursuant to which we borrowed a term loan in the aggregate principal amount of $20,000,000 (the “Loan”). The Loan bears interest at a rate of 10.0% per annum, compounding monthly on the last business day of each calendar month (18.0% per annum during the continuance of an event of default), matures on October 9, 2026, and is subject to weekly interest and principal payments beginning on May 29, 2026. Upon an event of default, A.G.P. has certain rights with respect to the sale of our securities under the A.G.P. Sales Agreements (as defined below) and amounts on deposit in a segregated account, as more fully described under “Prospectus Supplement Summary — ATM Advance Agreement” below.

This Second Supplement is being filed to supplement the Original Prospectus with the information set forth under “Prospectus Supplement Summary,” “Risk Factors,” “Use of Proceeds” and “Plan of Distribution” relating to the Agreement and the Loan.

As of the date of this Second Supplement, we have sold 859,497 shares of common stock and 5,066,082 shares of our Series A Preferred Stock through the equity distribution agreements, leaving a remaining aggregate offering amount of $336,934,000 million available for offer and sale under the equity distribution agreements pursuant to the Original Prospectus and this Second Supplement.

Our common stock is listed on the NYSE under the symbol “IIPR.” On May 21, 2026, the last reported sale price of our common stock on the NYSE was $56.39 per share. Our Series A Preferred Stock is listed on the NYSE under the symbol “IIPRPrA.” On May 21, 2026, the last reported sale price of our Series A Preferred Stock on the NYSE was $23.90 per share.

We have elected to be taxed as a real estate investment trust for U.S. federal income tax purposes (“REIT”), commencing with our taxable year ended December 31, 2017. The offered shares are subject to restrictions on ownership and transfer that are intended, among other purposes, to assist us in maintaining our qualification as a REIT, including, subject to certain exceptions, a 9.8% ownership limit of our common stock or capital stock. See “Description of Capital Stock — Restrictions on Ownership and Transfer” in the Base Prospectus and “Description of Series A Preferred Stock — Restrictions on Ownership and Transfer” in the Prospectus Supplement.

Investing in the offered shares involves a high degree of risk. You should purchase the offered shares only if you can afford a complete loss of your investment. Before making a decision to invest in the offered shares, you should carefully consider the “Risk Factors” beginning on page S-5 of this Second Supplement and on page S-9 of the Prospectus Supplement, as well as the risks described under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed by us with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Second Supplement and the Original Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G.P.	BTIG	Jefferies	Piper Sandler	Roth Capital Partners	Stifel

The date of this Second Supplement is May 22, 2026.

FORWARD-LOOKING STATEMENTS

This Second Supplement, the Original Prospectus and the documents incorporated by reference herein and therein, together with other statements and information publicly disseminated by us, contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are subject to risks and uncertainties). In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our funds from operations and anticipated market and regulatory conditions, our strategic direction, demographics, results of operations, plans and objectives are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	use of proceeds from any sales of the offered shares hereunder;

•	risks related to the structure and operation of the Agreement, including the potential for execution of the Escrowed Placement Notice (as defined below) and sales of our securities in circumstances or at prices that we would not otherwise choose, and the possibility that the novel structure of the Agreement could be subject to regulatory scrutiny or legal challenge;

•	rates of default on leases for our assets;

•	our ability to re-lease properties upon tenant defaults or lease terminations for the rent we currently receive, or at all;

•	concentration of our portfolio of assets and limited number of tenants;

•	the estimated growth in and evolving market dynamics of the regulated cannabis market;

•	the demand for regulated cannabis cultivation and processing facilities;

•	anticipated funding sources for our $100 million commitment to IQHQ, Inc. (“IQHQ”), as a member of a lender syndicate under an Amended and Restated Credit Agreement, and purchase of up to $170 million of 15.0% Series G Cumulative Redeemable Preferred Stock of IQHQ;

•	our ability to identify, acquire, or profitably operate life science properties;

•	market dynamics in the life sciences sector;

•	decreased economic activity due to fluctuations in trade policies, tariffs, and related government actions;

•	inflation dynamics;

•	the impact of pandemics on us, our business, our tenants, or the economy generally;

•	war and other hostilities, including the conflicts in Ukraine, Iran and Israel;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. or state governments and changes to government policies and the execution and impact of these actions, initiatives and policies, including the fact that cannabis remains illegal under federal law;

•	the timing, scope and impact of the April 23, 2026 final order issued by the U.S. Department of Justice and Drug Enforcement Administration regarding the federal scheduling status of certain marijuana activities;

•	availability of suitable investment opportunities in the regulated cannabis industry;

•	our understanding of our competition and our potential tenants’ alternative financing sources;

•	the expected medical-use or adult-use cannabis legalization in certain states;

•	shifts in public opinion regarding regulated cannabis;

•	the potential impact on us from litigation matters, including rising liability and insurance costs;

•	the additional risks that may be associated with certain of our tenants cultivating, processing and/or dispensing adult-use cannabis in our facilities;

•	the state of the U.S. economy generally or in specific geographic areas;

•	economic trends and economic recoveries;

•	our ability to access equity or debt capital;

•	financing rates for our target assets;

•	our level of indebtedness, which could reduce funds available for other business purposes and reduce our operational flexibility;

•	covenants in our debt instruments, which may limit our flexibility and adversely affect our financial condition;

•	our ability to maintain our investment grade credit rating;

•	changes in the values of our assets;

•	our expected portfolio of assets;

•	our expected investments;

•	interest rate mismatches between our assets and our borrowings used to fund such investments;

•	changes in interest rates and the market value of our assets;

•	the degree to which any interest rate or other hedging strategies may or may not protect us from interest rate volatility;

•	the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	how and when any forward equity sales may settle;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940;

•	availability of qualified personnel; and

•	market trends in our industry, interest rates, real estate values, the securities markets or the general economy.

Any forward-looking statement made by us speaks only of the date on which we make it. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. The risks included here are not exhaustive. Other sections of this Second Supplement, the Original Prospectus and the documents incorporated by reference herein and therein may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, stockholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this Second Supplement, the Original Prospectus and any documents incorporated by reference herein and therein.

Market data and industry forecasts and projections used in this Second Supplement, the Original Prospectus and documents incorporated by reference herein and therein have been obtained from independent industry sources. Forecasts, projections and other forward-looking information obtained from such sources are subject to similar qualifications and uncertainties as other forward-looking statements in this Second Supplement, the Original Prospectus and documents incorporated by reference herein and therein.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this Second Supplement and the Original Prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in the offered shares. You should carefully read this entire Second Supplement, the Original Prospectus and the documents incorporated by reference herein and therein, including the information contained in or referred to under the caption “Risk Factors” beginning on page S-[5] in this Second Supplement and on page S-9 of the Prospectus Supplement, and our consolidated financial statements and the notes to those statements incorporated by reference in this Second Supplement, before making an investment decision.

Unless the context otherwise requires or indicates, references in this Second Supplement to “we,” “us,” “our,” and “our company” refer to Innovative Industrial Properties, Inc., a Maryland corporation, together with its subsidiaries, including IIP Operating Partnership, LP, a Delaware limited partnership, of which we are the sole general partner and through which we conduct our business.

ATM Advance Agreement

On May 22, 2026, we entered into the Agreement with A.G.P., pursuant to which we borrowed the full amount of the Loan. The Loan bears interest at a rate of 10.0% per annum, compounding monthly on the last business day of each calendar month; provided that, at any time that an event of default under the Agreement has occurred and is continuing, the Loan will bear interest at a rate of 18.0% per annum. The Loan matures on October 9, 2026, and pursuant to the terms of the Agreement, we are required to make weekly interest and principal payments beginning on May 29, 2026. We may prepay the Loan in whole or in part at any time without premium or penalty upon notice to A.G.P.

Under the Agreement, we are required to deposit into a segregated deposit account (the “Segregated Account”) the net proceeds we receive from sales of securities under the equity distribution agreement, dated May 13, 2025, between A.G.P. and us (the “A.G.P. Sales Agreement”), after deducting any sales agent commissions and before deducting any other expenses or costs (“Sales Proceeds”). Prior to the occurrence of an event of default under the Agreement, we may withdraw funds from the Segregated Account for any general corporate purpose. During the continuance of an event of default, unless we obtain A.G.P.’s prior written consent, amounts on deposit in the Segregated Account may be withdrawn by us only to make scheduled weekly payments or mandatory prepayments under the Agreement. The Segregated Account will be subject to a deposit account control arrangement in favor of the Lender, pursuant to which, during the continuance of an event of default under the Agreement, the Lender may exercise control over funds in the account, including directing the withdrawal of funds to satisfy the Company’s outstanding obligations under the Loan Agreement.

To secure payment and performance of our obligations under the Agreement, we granted A.G.P. a security interest in and lien upon the Sales Proceeds, all rights under the A.G.P. Sales Agreement, and all of our right, title and interest in and to our at-the-market equity offering program pursuant to the A.G.P. Sales Agreement and the securities offered thereunder, and the Sales Proceeds thereof; provided, that no security interest was granted in any rights under the equity distribution agreements with the other Sales Agents or similar arrangement other than the A.G.P. Sales Agreement.

We have also appointed A.G.P. as our attorney-in-fact and delivered to A.G.P. an escrowed placement notice (the “Escrowed Placement Notice”), which A.G.P. may execute upon the occurrence and during the continuance of an event of default to effect sales under the A.G.P. Sales Agreement, subject to the pricing parameters set forth in the Escrowed Placement Notice and the other terms and conditions of the A.G.P. Sales Agreement. The Escrowed Placement Notice may not be used to effect any forward sale. Any Sales Proceeds from such sales will be deposited into the Segregated Account and may be applied by A.G.P., pursuant to a deposit account control arrangement, to satisfy our outstanding obligations under the Loan.

Subject to limited exceptions for earnings blackout periods, if an event of default under the Agreement has occurred and is continuing and A.G.P. has executed the Escrowed Placement Notice, we will be required to publicly disclose any material non-public information that would otherwise restrict sales under the A.G.P. Sales Agreement no later than the close of business on the date such restriction would otherwise arise. During any earnings blackout period in which we are, or may be deemed to be, in possession of material non-public information relating to earnings, revenues or other results of operations, such disclosure may instead be made on a Current Report on Form 8-K no later than the close of business on the fifth business day after the date such restriction would otherwise arise.

The Escrowed Placement Notice and the related power of attorney will automatically terminate, without further action by either party, upon payment in full of all obligations under the Agreement.

The Agreement does not impact any of the equity distribution agreements with the other Sales Agents other than A.G.P., and does not alter the anticipated use of proceeds from sales under such agreements or the plan of distribution for securities sold pursuant to such agreements.

Additional information with respect to the Agreement and the Loan is contained in the Company’s Current Report on Form 8-K which was filed with the SEC on May 22, 2026 and which is incorporated by reference herein.

Corporate Information

For a complete discussion of our business and operations, see our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated by reference herein.

Our principal executive offices are located at 1389 Center Drive, Suite 200, Park City, UT 84098. Our telephone number is (858) 997-3332. Our website is www.innovativeindustrialproperties.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this Second Supplement, the Original Prospectus, or any other report or document we file with or furnish to the SEC.

RISK FACTORS

An investment in the offered shares involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, as well as risks described in the sections entitled “Risk Factors” beginning on page S-9 of the Prospectus Supplement and in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed by us with the SEC, together with the other information contained in this Second Supplement, the Original Prospectus and the documents incorporated by reference herein and therein. If any of these risks were to occur, our business, prospects, financial condition, liquidity, and results of operations and our ability to make distributions to holders of the offered shares and achieve our goals could be materially and adversely affected, the value of our common stock and/or Series A Preferred Stock could decline significantly and you could lose all or a part of your investment. Some statements in this Second Supplement and the Original Prospectus, including statements in the risk factors, constitute forward-looking statements. Please see “Forward-Looking Statements” in this Second Supplement.

Upon the occurrence of an event of default under the Agreement, A.G.P. may execute the Escrowed Placement Notice under the A.G.P. Sales Agreement, resulting in the sale of offered shares, and withdraw funds from the Segregated Account pursuant to a deposit account control arrangement.

We have appointed A.G.P. as our attorney-in-fact and delivered to A.G.P. the Escrowed Placement Notice, which A.G.P. may execute upon the occurrence and during the continuance of an event of default to effect sales under the A.G.P. Sales Agreement. As a result, A.G.P. may cause the sale of shares at a price or in quantities that may differ from what we would have otherwise determined, which may negatively impact the trading price and volume of our common stock or our Series A Preferred Stock.

Upon the occurrence of certain events, including an event of default under the Agreement, we may be required to utilize the net proceeds of this offering to repay amounts currently or potentially owed under the Agreement with A.G.P., and accordingly, we may not be able to utilize proceeds for general corporate purposes, which may harm our financial position.

During the term of the Agreement, we are required to deposit all Sales Proceeds into the Segregated Account. Prior to the occurrence of an event of default under the Agreement, we will have full access to the Segregated Account and may withdraw funds for any general corporate purpose. During the continuance of an event of default, unless we obtain A.G.P.’s prior written consent, amounts on deposit in the Segregated Account may be withdrawn by us only to make scheduled weekly payments or mandatory prepayments under the Agreement.

We have also appointed A.G.P. as our attorney-in-fact and delivered to A.G.P. the Escrowed Placement Notice, which A.G.P. may execute upon the occurrence and during the continuance of an event of default to effect sales under the A.G.P. Sales Agreement, subject to the pricing parameters set forth in the Escrowed Placement Notice and the other terms and conditions of the A.G.P. Sales Agreement. Any Sales Proceeds from such sales will be deposited into the Segregated Account and may be applied by A.G.P., pursuant to a deposit account control arrangement, to satisfy our outstanding obligations under the Loan and the Agreement. As a result of the foregoing, we may not be able to utilize certain net proceeds of this offering for general corporate purposes, including funding our investment activity, the repayment or refinancing of other outstanding indebtedness, and working capital, which may harm our financial position.

If we possess material non-public information at the time of an event of default under the Agreement, we will be required to disclose such information promptly, which could adversely affect us.

Subject to limited exceptions for earnings blackout periods, if an event of default under the Agreement has occurred and is continuing and A.G.P. has executed the Escrowed Placement Notice, we will be required to publicly disclose any material non-public information that would otherwise restrict sales under the A.G.P. Sales Agreement no later than the close of business on the date such restriction would otherwise arise. During any earnings blackout period in which we are, or may be deemed to be, in possession of material non-public information relating to earnings, revenues or other results of operations, such disclosure may instead be made on a Current Report on Form 8-K no later than the close of business on the fifth business day after the date such restriction would otherwise arise. This obligation could require us to disclose material information earlier than we might otherwise choose to do so, which could adversely affect the trading price of our common stock or Series A Preferred Stock, could place us at a competitive disadvantage, or could otherwise be harmful to our business. In addition, there can be no assurance that we will be able to comply with this disclosure obligation in all circumstances, and any failure to comply could constitute a further breach under the Agreement or expose us to liability under applicable securities laws. If A.G.P. exercises its rights under the Agreement at a time when we possess material non-public information that has not yet been disclosed, sales of our securities could occur while the market is not fully informed, which may give rise to additional regulatory risk or liability.

USE OF PROCEEDS

Pursuant to the Agreement, we are required, during the term of the Agreement, to deposit all Sales Proceeds into the Segregated Account. Prior to an event of default, we will have full access to the Segregated Account and may withdraw funds therein for any general corporate purpose, including to fund investments that are consistent with our investment strategy, to repay indebtedness, including the Loan and the repayment of the 2026 Senior Notes (as defined below), for working capital or a combination of the foregoing.

During the continuance of an event of default, unless we receive prior written consent from A.G.P., we may only withdraw funds from the Segregated Account to fund scheduled weekly payments or mandatory prepayments under the Agreement. In addition, as discussed below under “Plan of Distribution — Sales Pursuant to A.G.P. Placement Notices,” solely upon an occurrence and continuation of an event of default under the Agreement, A.G.P. may execute the Escrowed Placement Notice and thereafter withdraw resulting Sales Proceeds from the Segregated Account pursuant to a deposit account control arrangement, to satisfy our outstanding obligations under the Loan.

As of May 22, 2026, the outstanding aggregate principal amount of the Loan was $20.0 million. The Loan bears interest at a rate of 10.0% per annum, compounding monthly on the last business day of each calendar month; provided that, at any time that an event of default under the Agreement has occurred and is continuing, the Loan will bear interest at a rate of 18.0% per annum. The Loan matures on October 9, 2026, and pursuant to the terms of the Agreement, we are required to make weekly interest and principal payments beginning on May 29, 2026.

As of March 31, 2026, the outstanding aggregate principal amount of our 5.50% Senior Notes due May 2026 (the “2026 Senior Notes”) was approximately $291.2 million. The 2026 Senior Notes bear interest at the rate of 5.50% per annum and mature on May 26, 2026. The 2026 Senior Notes were issued in a public offering and are held by unaffiliated third-party investors.

We intend to use a portion of the net proceeds of this offering to repay the Loan, and accordingly A.G.P. has an economic interest in this offering that extends beyond the sales agent commissions it receives under the A.G.P. Sales Agreement. See “Plan of Distribution — Conflicts of Interest.”

PLAN OF DISTRIBUTION

Sales Pursuant to Escrowed Placement Notice

On May 22, 2026, we entered into the Agreement with A.G.P., pursuant to which we borrowed the full amount of the Loan. Under the Agreement, we are required to deposit all Sales Proceeds into the Segregated Account. Prior to the occurrence of an event of default under the Agreement, we may withdraw funds from the Segregated Account for any general corporate purpose.

During the continuance of an event of default, unless we obtain A.G.P.’s prior written consent, amounts on deposit in the Segregated Account may be withdrawn by us only to make scheduled weekly payments or mandatory prepayments under the Agreement. The Segregated Account will be subject to a deposit account control arrangement in favor of the Lender, pursuant to which, during the continuance of an event of default under the Loan Agreement, the Lender may exercise control over funds in the account, including directing the withdrawal of funds to satisfy the Company’s outstanding obligations under the Agreement.

We have also appointed A.G.P. as our attorney-in-fact and delivered to A.G.P. the Escrowed Placement Notice, which A.G.P. may execute upon the occurrence and during the continuance of an event of default to effect sales under the A.G.P. Sales Agreement, subject to the pricing parameters set forth in the Escrowed Placement Notice and the other terms and conditions of the A.G.P. Sales Agreement. The Escrowed Placement Notice may not be used to effect any forward sale. Any Sales Proceeds from such sales will be deposited into the Segregated Account and may be applied by A.G.P., pursuant to a deposit account control arrangement, to satisfy our outstanding obligations under the Loan.

Subject to limited exceptions for earnings blackout periods, if an event of default under the Agreement has occurred and is continuing and A.G.P. has executed the Escrowed Placement Notice, we will be required to publicly disclose any material non-public information that would otherwise restrict sales under the A.G.P. Sales Agreement no later than the close of business on the date such restriction would otherwise arise. During any earnings blackout period in which we are, or may be deemed to be, in possession of material non-public information relating to earnings, revenues or other results of operations, such disclosure may instead be made on a Current Report on Form 8-K no later than the close of business on the fifth business day after the date such restriction would otherwise arise.

The Escrowed Placement Notice and the related power of attorney will automatically terminate, without further action by either party, upon payment in full of all obligations under the Agreement.

The Agreement does not impact the plan of distribution for securities sold pursuant to the equity distribution agreements with the other Sales Agents other than A.G.P.

Conflict of Interest

In addition to serving as a Sales Agent under the A.G.P. Sales Agreement, A.G.P. is the lender under the Agreement, pursuant to which it advanced to us the Loan in the aggregate principal amount of $20,000,000. We intend to use a portion of the net proceeds of this offering to repay the Loan, and accordingly A.G.P. has an economic interest in this offering that extends beyond the sales agent commissions it receives under the A.G.P. Sales Agreement. In addition, upon the occurrence and during the continuance of an event of default under the Agreement, A.G.P. has the authority, as our attorney-in-fact, to execute the Escrowed Placement Notice to effect sales under the A.G.P. Sales Agreement and to direct the withdrawal of resulting Sales Proceeds from the Segregated Account to satisfy our outstanding obligations under the Agreement. See “Prospectus Supplement Summary — ATM Advance Agreement” and “Risk Factors” in this Second Supplement for additional information regarding the Agreement and the potential consequences of an event of default.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Second Supplement and the Original Prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026 (“2025 Form 10-K”);

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 22, 2026;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 5, 2026;

•	our Current Reports on Form 8-K filed with the SEC on March 4, 2026, March 16, 2026, April 10, 2026, April 29, 2026, May 6, 2026, May 19, 2026, May 20, 2026, and May 22, 2026 (other than documents or portions of those documents deemed to be furnished but not filed);

•	the description of our common stock contained in the registration statement on Form 8-A filed on November 17, 2016, as supplemented by the description of our common stock contained in Exhibit 4.4 of our 2024 Form 10-K, including amendments or reports filed for the purpose of updating that description; and

•	the description of our 9.00% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, which is contained in the Registration Statement on Form 8-A, filed with the SEC on October 12, 2017, as supplemented by the description of our Series A Preferred Stock contained in Exhibit 4.4 of our 2025 Form 10-K, including amendments or reports filed for the purpose of updating that description.

All reports and other documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished rather than filed) on or after the date of this Second Supplement and prior to the completion of this offering shall be deemed to be incorporated by reference in this Second Supplement and the Original Prospectus and will automatically update and supersede the information in this Second Supplement, the Original Prospectus and any previously filed documents.

To the extent that any information contained in any document or portions thereof, whether specifically listed above or filed in the future, that are furnished to, rather than filed with, the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, such information or exhibit is specifically not incorporated by reference in this Second Supplement or the Original Prospectus.

We will provide to each person, including any beneficial owner, to whom this Second Supplement is delivered, upon request, a copy of any or all of the information that we have incorporated by reference in this Second Supplement and the Original Prospectus. To receive a free copy of any of the documents incorporated by reference in this Second Supplement and the Original Prospectus, other than exhibits unless they are specifically incorporated by reference in those documents, call or write us at:

Innovative Industrial Properties, Inc.

11440 West Bernardo Court, Suite 100

San Diego, California 92127

Attn: Secretary

(858) 997-3332

You should not assume that the information contained or incorporated by reference into this Second Supplement, the Original Prospectus or any free writing prospectus is accurate as of any date other than the dates specified on those respective documents.